UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 19, 2017 (April 18, 2017)

American Renal Associates Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37751	27-2170749
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Cummings Center, Suite 6550 Beverly, Massachusetts	01915
(Address of registrant’s principal executive office)	(Zip code)

(978) 922-3080
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company
☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

◻

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2017, the Board of Directors (the “Board”) of American Renal Associates Holdings, Inc. (the “Company”) increased the size of the Board from eight to ten members and appointed Robert H. Fish and Susanne V. Clark as directors of the Company to fill the resulting vacancies, effective immediately. Mr. Fish was appointed as a Class I director with an initial term expiring at the Company’s 2017 Annual Meeting of Shareholders, where he will stand for election. Mr. Fish also has been designated as a member of the Audit Committee of the Board. Ms. Clark was appointed as a Class II director, with an initial term expiring at the Company’s 2018 Annual Meeting of Shareholders. Ms. Clark has not been and, as of the date of this Current Report on Form 8-K, is not expected to be designated as a member of any committees of the Board.

Mr. Fish currently serves as a director and chairman of Genesis Healthcare, Inc. (NYSE: GEN) and LifeCare Health Partners, LLC. Mr. Fish has held leadership positions in a wide variety of health care service organizations, including CEO of Skilled Healthcare Group, Inc. prior to its combination with Genesis Healthcare, Inc. (“Genesis”), Managing Partner of Sonoma-Seacrest, LLC, Chairman and CEO of Genesis Health Ventures, a predecessor to Genesis, President and CEO of St. Joseph Health System, and President and CEO of Valley Care Health System. Mr. Fish’s prior board experience includes serving as chairman of REACH Medical Holdings, serving as the executive chairman of Coram, Inc., and serving as a director of NeighborCare, Inc. Mr. Fish also serves as a member of the board of directors of the St. Helena Hospital Foundation, a philanthropic organization benefiting the St. Helena Hospitals in Napa Valley. Mr. Fish holds a Bachelor of Arts in Sociology from Whittier College, and a Masters degree in Hospital Administration from the University of California at Berkeley.

Ms. Clark currently serves as Senior Managing Director and General Counsel of Centerbridge Partners, L.P. (“Centerbridge”). Prior to joining Centerbridge, Ms. Clark has had a distinguished career serving in legal and business roles at a variety of financial services firms, including General Counsel and Chief Compliance Officer of Basso Capital Management, L.P., Deputy General Counsel of Amaranth Group Inc., and Vice President and Assistant General Counsel of Goldman Sachs Group, Inc. Ms. Clark started her career as an Associate in the New York Office of Shearman & Sterling LLP. Ms. Clark graduated with honors from Swarthmore College and received her J.D. from Columbia Law School.

The Company is currently a party to an amended and restated stockholders agreement with affiliates of Centerbridge and certain of the Company’s executive officers, which provides that until the Company ceases to be a controlled company, such affiliates of Centerbridge will have the right to designate a majority of the Company’s directors. After the Company ceases to be a controlled company, affiliates of Centerbridge will continue to have the right to designate nominees to the Company’s board of directors, subject to the maintenance of certain ownership requirements in the Company. Affiliates of Centerbridge have selected Mr. Fish and Ms. Clark as directors.

Except as described above, each of Mr. Fish and Ms. Clark has (i) no arrangements or understandings with any other person pursuant to which he or she was appointed as a director, and (ii) no family relationship with any current director or executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Each of Mr. Fish and Ms. Clark has had no direct or indirect material interest in any transaction or series of similar transactions contemplated by Item 404(a) of Regulation S-K.

In accordance with the Company’s non-employee director compensation policy, on April 18, 2017, the Board granted to Mr. Fish 7,571 shares of restricted stock of the Company, as compensation for service as a director. Subject to Mr. Fish’s continued service, 100% of the shares of restricted stock will vest on the first anniversary of the grant date. He will also receive a $55,000 annual cash fee for service on the Board, together with a $10,000 annual cash fee for service on the Audit Committee.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits. The following exhibit is being furnished with this Current Report on Form 8-K.

Exhibit No.	Description

99.1	Press release, dated April 19, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN RENAL ASSOCIATES HOLDINGS, INC.

Dated: April 19, 2017	By:	/s/ Michael R. Costa
	Name:	Michael R. Costa
	Title:	Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated April 19, 2017